FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals	Russo Partners, LLC
C. Eric Winzer	Wendy Lau (Media)
Executive Vice President &	Tel: (212) 845-4272
Chief Financial Officer
Tel: (301) 556-9900	The Trout Group
Fax: (301) 556-9910	Chad Rubin (Investors)
Email: info@avalonrx.com	Tel: (646) 378-2947

Avalon Pharmaceuticals Reports Second Quarter 2007 Financial Results

Germantown, Md., August 8, 2007 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX) today announced results for the three and six months ended June 30, 2007. Second quarter 2007 revenues were $0.1 million and net loss was $5.8 million, or $0.40 per share. For the first six months of 2007, revenues were $0.8 million and net loss was $11.2 million, or $0.82 per share. As of June 30, 2007, the company had $37.9 million in cash, cash equivalents and marketable securities.

“The past three months have been an exciting and productive time for Avalon,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon. “We made significant progress in the AVN944 Phase I clinical trial for hematological cancers and initiated a Phase II clinical trial in pancreatic tumors. We also continued to make good progress on our internal pre-clinical programs and our partnerships with Novartis, ChemDiv and Merck. In addition, we strengthened our balance sheet with an equity financing and are pleased to have Eric Winzer join the company as our new CFO.”

Recent Highlights

•	The AVN944 dose-ranging Phase II (Part A) portion of the clinical trial for pancreatic cancer was initiated and patient enrollment and dosing began

•	The AVN944 Phase I dose escalation clinical trial continued for hematological cancer patients as the drug demonstrated an acceptable safety profile at the doses evaluated to date

•	Data presented on AVN944 at the American Association for Cancer Research (AACR) 2007 Annual Meeting showed that biomarkers may be useful for patient stratification

•	The screening phase of the Novartis collaboration was completed

•	Development of the High Throughput Screen (HTS) for the Merck collaboration was initiated

•	Internal programs for Beta catenin and Aurora pathway inhibitors continued to progress

•	Raised $20 million in gross proceeds from the May 2007 Private Placement of Public Equity (PIPE) financing transaction

•	C. Eric Winzer appointed Chief Financial Officer in July 2007, bringing over 25 years of broad business and financial experience

Financial Results

Revenues for the second quarter of 2007 were $0.1 million, compared with $0.4 million in the second quarter of 2006. Revenues for the six months ended June 30, 2007 were $0.8 million, compared with $1.0 million in the first six months of 2006. Revenues in 2007 were from a collaboration with Novartis Institutes for Biomedical Research, Inc. Revenues in 2006 were from collaborations with MedImmune and the University of Louisville.

Total costs and expenses from operations were $6.1 million in the second quarter of 2007, an increase of $1.0 million compared with the $5.1 million reported for the second quarter of 2006. Total costs and expenses were $12.4 million for the six months ended June 30, 2007, compared with $10.5 million in the comparable period of 2006. The increases in 2007 were principally due to clinical trial costs related to AVN944, research and development payroll expenses and laboratory supplies expenses.

Net loss was $5.8 million for the three months ended June 30, 2007 compared with $4.4 million in the comparable three months of 2006. For the first six months of 2007, net loss was $11.2 million, compared with $9.0 million in the first six months of 2006. Lower revenues and higher costs in the 2007 periods resulted in the higher losses in 2007.

Net loss per share applicable to common shareholders in the second quarter of 2007 was $0.40, compared with a net loss per share of $0.44 in the second quarter of 2006. For the six months ended June 30, 2007, net loss per share applicable to common shareholders was $0.82, compared with a net loss per share of $0.94 in the first six months of 2006. The per share net losses decreased in the 2007 periods despite higher net losses as the weighted average number of shares increased in the 2007 periods compared with the periods in 2006. The weighted average number of shares increased in the 2007 periods due to common stock issued by the company in financing transactions over the past year.

As of June 30, 2007, the company had $37.9 million in cash, cash equivalents and marketable securities. Of that amount, $4.9 million was held in a restricted account to serve as collateral for long-term debt.

CONFERENCE CALL & WEBCAST INFORMATION

Avalon Pharmaceuticals’ senior management will host a conference call on Thursday, August 9, 2007 at 8:00 a.m. Eastern Daylight Savings Time, to discuss the quarterly results and recent business highlights. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-866-770-7129 (in the U.S.) and 617-213-8067 (internationally), and providing the participant passcode, 95694420. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will also be available through September 30, 2007 on Avalon’s website.

About Avalon Pharmaceuticals
Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. Our lead product candidate, AVN944, an IMPDH inhibitor, is in Phase II clinical development. We have late stage preclinical programs to develop inhibitors of the Beta-catenin and Aurora pathways, discovery programs for inhibitors of  the survivin and Myc pathways and partnerships with Merck, MedImmune, ChemDiv, Medarex, and Novartis. We use AvalonRx®, our proprietary platform which is based on large-scale biomarker identification and monitoring, to discover and develop therapeutics for pathways that have historically been characterized as “undruggable”.  We are headquartered in Germantown, Maryland.

Forward Looking Statements
This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to progress in our drug discovery programs and our collaborations, and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful and that AVN944 will not progress successfully in its clinical trials, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2006 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

AVALON PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
(unaudited)
( in thousands, except share and per share amounts)

			Six Months Ended	June
	Three Months Ended	June 30,	30,
	2007	2006	2007	2006
Revenues	$78	$417	$809	$956
Costs and expenses:
Research and development	4,066	3,338	8,178	6,487
General and administrative	2,043	1,795	4,271	4,048
Total costs and expenses	6,109	5,133	12,449	10,535

Loss from operations	(6,031)	(4,716)	(11,640)	(9,579)
Total other income	222	287	486	592

Net loss	$(5,809)	$(4,429)	$(11,154)	$(8,987)
Net loss attributed to common stockholders
per common share — basic and diluted	$(0.40)	$(0.44)	$(0.82)	$(0.94)

Weighted average number of
common shares — basic and diluted	14,672,577	10,100,052	13,547,779	9,557,757

AVALON PHARMACEUTICALS, INC.
BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$32,982	$14,910
Restricted cash and securities	4,898	5,520
Property and equipment, net	8,170	8,923
Other assets, net	1,832	2,038
Total assets	$47,882	$31,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$5,161	$5,641
Long-term liabilities	6,658	7,876
Total stockholders’ equity	36,063	17,874
Total liabilities and stockholders’ equity	$47,882	$31,391

###